Compound Projects, LLC 1-AA

Exhibit 15a-4

Compound Projects, LLC

20 Clinton Street

New York, NY 10002

November 19, 2019

VIA EDGAR

Division of Corporation Finance

United States Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Division of Corporate Finance

Office of Real Estate & Construction

Attn. Michael Killoy

Re:	Compound Projects, LLC Draft Offering Statement on Form 1-A Submitted October 7, 2019 CIK 0001790166

Mr. Killoy,

We hereby submit the responses of Compound Projects, LLC (the “Company”) to the comments of the staff (the “Staff”) of the U.S. Securities and Exchange Commission set forth in the Staff’s letter, dated November 4, 2019, providing the Staff’s comments with respect to the Draft Offering Statement on Form 1-A (the “Draft Offering Statement”).

For the convenience of the Staff, each of the Staff’s comments is included and is followed by the corresponding response of the Company. Unless the context indicates otherwise, references in this letter to “we,” “us” and “our” refer to the Company on a consolidated basis.

DOS filed October 7, 2019

General

1.	You indicate that you will permit public investment in individual real estate properties, each of which will be held by a separate property-owning subsidiary. However, you also state that a separate series of limited liability company interests will not be an interest in “a separate legal entity.” It is unclear which entity is intended to issue the securities. We also note significant items marked “to be added by amendment” and that you have not provided financial statements for Compound Projects, LLC or for any property held by a separate series. Please revise your offering statement to identify the specific transaction that you are offering and include the required financial statements. When preparing your financial statements, please consider whether any property identified for acquisition would meet the definition of a predecessor under Regulation C, Rule 405.

Response: We have revised our disclosure throughout the offering circular to clarify which entity is intending to issue the securities. In addition, we have revised the offering circular to include disclosure with respect to the specific transaction and have included financial statements of the Company as well as the initial Series. We are submitting on a non-public basis an amended Draft of the Offering Statement on Form 1-A along with this letter.

If you would like to discuss any of the responses to the Staff’s comments or if you would like to discuss any other matters, please contact Jesse Stein, Chief Investment Officer of the Company at (646) 930-4503 or Louis A. Bevilacqua of Bevilacqua PLLC at (202) 869-0888 (ext. 100).

Sincerely,

Compound Projects, LLC
By: Compound Asset Management, LLC, its managing member

By:	/s/ Janine Yorio
Janine Yorio
Chief Executive Officer